UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number  0-21108

                          Marion Capital Holdings, Inc.
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             (Exact name of registrant as specified in its charter)


          100 West Third Street, Marion, Indiana 46952 (765) 664-0556
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $.01 per share
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              (Title of each class of securities covered by this Form)


                                      None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   X                Rule 12h-3(b)(1)(i)
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        Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
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        Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
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        Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
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                                                Rule 15d-6
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   Approximate number of holders of record as of the certification or notice
date:   None
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  Pursuant to the requirements of the Securities Exchange Act of 1934, Marion Capital Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 22, 2000       By: /s/ R. Donn Roberts
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                                  R. Donn Roberts
                                  President and Chief Executive Officer
                                  MutualFirst Financial, Inc.
                                  (successor by merger to Marion Capital
                                   Holdings, Inc.)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.